China Agritech, Inc. Comments
on the 2009 Second Half Outlook

BEIJING, June 15, 2009 -- China Agritech, Inc. (OTC Bulletin Board: CAGC) ("China Agritech", or the “Company"), a leading national organic fertilizer manufacturer and distributor in China, today provided comments on the second half of the 2009 year.

The Chinese government has reported that raw materials prices are gradually declining, which resulted in steadily improving market conditions for compound fertilizers in China. The Company anticipates that lower material costs will generate higher profits on its anticipated revenues.

To further enhance profits, China Agritech plans to launch higher-margined products into the domestic markets in the near future. In April 2009, the Company announced a breakthrough in new high-tech, humic acid-based, organic liquid and powder compound fertilizers. By utilizing the Company’s proprietary nano-honeycomb embedding and microelement deep complexing technologies, new products will have the advantages of being more environmentally friendly and effective with a higher nutrient content than traditional organic fertilizers.

China Agritech continues to focus on improving its cash flow and it anticipates significant improvement in the collection of accounts receivable in the second half of 2009.

Two organic granular fertilizer manufacturing production facilities are now in commercial production with a total annual capacity of 150,000 metric tons. Based on feedback from the Company’s extensive marketing network, several large orders are expected to be concluded during the remainder of 2009 which could fulfill the approximated annual sales target. The new marketing and distribution agreement with Odyssey International is expected to also add to revenues during 2009.

In addition to organic growth, China Agritech is intent on augmenting growth through accretive acquisitions within the Chinese fertilizer industry. Several potential candidates have already been identified.

Mr. Yu Chang, Chairman and Chief Executive Officer of China Agritech, commented, “We have taken a number of steps to position China Agritech for further growth.  We expanded our marketing and distribution network within China, validated our relationship with China’s largest fertilizer distribution company, Sinochem, created a diversified manufacturing base for our new organic granular fertilizer to penetrate key agricultural areas in China, and are introducing new high-margin fertilizers based on our proprietary technologies. Further, we intend to be more aggressive in enhancing growth and profits through exports and acquisitions. We look forward to the second half of 2009 as we further execute our plans to build shareholder value.”

About China Agritech, Inc.

China Agritech, Inc. is engaged in the development, manufacture and distribution of liquid and granular organic compound fertilizers and related products in China. The Company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells its products to farmers located in 26 provinces of China.

For more information about the Company, please visit http://www.chinaagritechinc.com ..

Safe Harbor Statement

This release may contain certain "forward-looking statements" relating to the business of China Agritech and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes,” “expects," “anticipates,” “estimates” or similar expressions , including, but not limited to, statements regarding the continued demand for China Agritech's products, China Agritech's ability to sustain growth for the balance of the year and China Agritech's ability to generally meet all of its objectives. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, ability to produce and sell organic granular products in targeted markets, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. Except as required by law, China Agritech is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, please contact:

In China:
Mr. Gareth Tang
Chief Financial Officer
China Agritech, Inc.
Tel:   +86-10-5962-1220
Email: gareth@chinaagritech.com

In the U.S.:
Mr. Kevin Theiss / Mr. Valentine Ding
Investor Relations
Grayling
Tel:   +1-646-284-9409
Email:	kevin.theiss@us.grayling.com
valentine.ding@us.grayling.com